Agreement Regarding American Tower Corporation Options

         This Agreement (this "Agreement") is entered into as of June 5, 1998 by American Tower Systems Corporation ("ATS") for the benefit of the holders of options issued by American Tower Corporation ("ATC") pursuant to the American Tower Corporation 1995 Stock Option Plan.

                                   Background

         ATC and ATS are parties to an Agreement and Plan of Merger dated December 12, 1997, as amended by the First Amendment of even date herewith (as so amended, the "Merger Agreement"), pursuant to which ATC shall be merged with and into ATS effective as of June 8, 1998. The terms of the Merger Agreement require ATS to assume ATC 1995 Stock Option Plan (the "Plan"). ATS is entering into this Agreement to evidence its assumption of the Plan and related obligations.

                                   Agreements

         ATS agrees as follows for the benefit of the holders of options issued pursuant to the Plan:

         1. ATS hereby assumes the obligations of ATC under the Plan and all option agreements executed and delivered prior to the date hereof pursuant to the Plan, which option agreements are between ATC and each of the individuals listed on Exhibit A hereto (the "Option Agreements").

         2. ATS agrees that the number of option shares represented by each of the Option Agreements shall be multiplied by the same factor as used to convert one share of common stock of ATC into one share of ATS Class A Common Stock pursuant to the terms of the Merger Agreement (the "Adjustment Factor") and the per share exercise price payable under the Option Agreements shall be the exercise price in effect divided by the Adjustment Factor.

         3. ATS acknowledges that each of the individuals listed on Exhibit A intend to exercise on June 9, 1998 the number of options listed for each under the "Options to be Exercised" column of Exhibit A multiplied by the Adjustment Factor and that, upon such exercise, each individual will be required to pay an aggregate exercise price equal to the amount set forth opposite each person's name in the "Option Proceeds" column of Exhibit A.

         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 5th day of June, 1998.

                                         American Tower Systems Corporation

                                         By: /s/ Joseph L. Winn
                                                  Chief Financial Officer